Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-8 of IntelGenx Technologies Corp. of our report dated March 29, 2018 relating to our audits of the consolidated financial statements of IntelGenx Technologies Corp. as of and for the years ended December 31, 2017 and 2016.

Richter LLP (Signed) 1

Montréal, Québec
Canada
December 19, 2018

1CPA auditor, CA, public accountancy permit No. A112505